ITEM 77M
Mergers

     (a) California Long-Term Tax-Free Fund, a series of American Century California Tax-Free and Municipal Funds.

     California Tax-Free Money Market Fund, a series of American Century California Tax-Free and Municipal Funds.

     (b) At a special meeting held on August 2, 2002, shareholders of the California Insured Tax-Free Fund, a series of American Century California Tax-Free and Municipal Funds, approved a proposed Agreement and Plan of Reorganization to combine the California Insured Tax-Free Fund with and into the California Long-Term Tax-Free Fund, another series of American Century California Tax-Free and Municipal Funds, effective September 3, 2002. The proposal was recommended by the Board of Trustees of American Century California Tax-Free and Municipal Funds. The reorganization took the form of a transfer of assets by the California Insured Tax-Free Fund in exchange for shares of the California Long-Term Tax-Free Fund. The California Insured Tax-Free Fund then made a liquidating distribution to its shareholders of the California Long-Term Tax-Free Fund shares received in the exchange. The total dollar value of California Insured Tax-Free shareholders' accounts after the reorganization was the same as the total dollar value of those accounts before the reorganization. As a result of the reorganization, the California Insured Tax-Free Fund has ceased to exist.

     At a special meeting held on August 2, 2002, shareholders of the California Municipal Money Market Fund, a series of American Century California Tax-Free and Municipal Funds, approved a proposed Agreement and Plan of Reorganization to combine the California Municipal Money Market Fund with and into the California Tax-Free Money Market Fund, another series of American Century California Tax-Free and Municipal Funds, effective September 3, 2002. The proposal was recommended by the Board of Trustees of American Century California Tax-Free and Municipal Funds. The reorganization took the form of a transfer of assets by the California Municipal Money Market Fund in exchange for shares of the California Tax-Free Money Market Fund. The California Tax-Free Money Market Fund then made a liquidating distribution to its shareholders of the California Municipal Money Market Fund shares received in the exchange. The total dollar value of California Municipal Money Market shareholders' accounts after the reorganization was the same as the total dollar value of those accounts before the reorganization. As a result of the reorganization, the California Municipal Money Market Fund has ceased to exist.